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                                                                    EXHIBIT 10.3

                           UMPQUA HOLDINGS CORPORATION

                              EMPLOYMENT AGREEMENT

                                       FOR

                               ROBERT M. DAUGHERTY

                           DATED AS OF MARCH 13, 2004

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                                TABLE OF CONTENTS

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1.    PURPOSE OF AGREEMENT.......................................................   1
2.    TERM OF AGREEMENT..........................................................   1
3.    NO TERM OF EMPLOYMENT......................................................   1
4.    DUTIES; POSITION...........................................................   1
      4.1      Position..........................................................   1
      4.2      Obligations of Officer............................................   1
5.    COMPENSATION...............................................................   2
      5.1      Base Salary.......................................................   2
      5.2      Performance Bonus.................................................   2
      5.3      Vacation..........................................................   2
      5.4      Club Memberships..................................................   2
      5.5      Other Benefits....................................................   2
      5.6      Stock Options.....................................................   2
      5.7      Deferred Compensation.............................................   3
6.    TERMINATION................................................................   3
      6.1      For Cause.........................................................   3
      6.2      Without Cause.....................................................   3
      6.3      For Good Reason...................................................   3
      6.4      Death or Disability...............................................   4
      6.5      Resignation.......................................................   4
7.    DEFINITIONS................................................................   4
      7.1      Cause.............................................................   4
      7.2      Good Reason.......................................................   4
      7.3      Disability........................................................   5
      7.4      Change in Control.................................................   5
8.    PAYMENT UPON TERMINATION...................................................   6
9.    SEVERANCE BENEFIT..........................................................   6
10.   CHANGE IN CONTROL BENEFIT..................................................   6
11.   CHANGE IN CONTROL RETENTION BONUS..........................................   6
12.   EXECUTIVE SEVERANCE PLAN...................................................   7
      12.1     In General........................................................   7
      12.2     Administration of Executive Severance Plan........................   7
      12.3     Claims Procedures.................................................   7
13.   RESIGNATION PAYMENT........................................................   9
14.   CONFIDENTIAL INFORMATION...................................................   9
15.   DISPUTE RESOLUTION.........................................................  10
16.   NOTICES....................................................................  10
17.   GENERAL PROVISIONS.........................................................  11
      17.1     Governing Law.....................................................  11
      17.2     Saving Provision..................................................  11
      17.3     Survival Provision................................................  11

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
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      17.4     Counterparts......................................................  11
      17.5     Entire Agreement..................................................  11
      17.6     Previous Agreements...............................................  11
      17.7     Waiver............................................................  11
      17.8     Assignment........................................................  11
      17.9     Attorneys' Fees...................................................  12
18.   ADVICE OF COUNSEL..........................................................  12

Exhibit A - Employment Agreement - Performance Bonus Criteria
Exhibit B - Employment Agreement - Change In Control Bonus
Exhibit C - Employment Agreement - Deferred Compensation Interests
Exhibit D - Employment Agreement - Employment Separation Agreement and Release
                                   of Claims

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                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement") by and between Umpqua Holdings Corporation ("Umpqua") and Robert M. Daugherty ("Officer"), is dated March 13, 2004. This Agreement is effective subject to and as of the closing of the merger (the "Merger") between Umpqua and Humboldt Bancorp ("Humboldt") pursuant to an Agreement and Plan of Reorganization dated March 13, 2004. The closing date of the Merger is the "Effective Date."

      1. PURPOSE OF AGREEMENT. On the Effective Date, this Agreement shall replace Officer's existing employment agreement with Humboldt dated April 15, 2002, as amended May 2, 2002 (the "HB Agreement"). Officer agrees that he will not be entitled to any further benefits under the HB Agreement, except that Officer is entitled to any benefit arising under the HB Agreement due to the Merger and he will be entitled to those benefits without having to terminate his employment with Umpqua as Humboldt's successor. Those benefits are listed on Exhibit B. This Agreement sets forth the terms of Officer's employment with Umpqua and provides Officer benefits in certain circumstances where Officer's employment is terminated or another Change in Control (defined below) occurs.

      2. TERM OF AGREEMENT. This Agreement starts on the Effective Date and expires on the third anniversary of the Effective Date.

      3. NO TERM OF EMPLOYMENT. Notwithstanding the term of this Agreement, Umpqua may terminate Officer's employment at any time for any lawful reason or for no reason at all, subject to the provisions of this Agreement.

      4. DUTIES; POSITION.

            4.1 Position. As of the Effective Date, Officer shall be employed as President-Umpqua Bank California Region, and will perform such duties as may be designated by Umpqua's board of directors (the "Board") or Umpqua's Chief Executive Officer, to whom Officer will directly report (the "Supervisor").

            4.2 Obligations of Officer.

                  (a) Officer agrees that to the best of Officer's ability and experience, Officer will at all times loyally and conscientiously perform all of the duties and obligations required of Officer pursuant to the express and implicit terms of this Agreement and as directed by the Board or the Supervisor.

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                  (b) Officer shall devote Officer's entire working time,
            attention and efforts to Umpqua's business and affairs, shall faithfully and diligently serve Umpqua's interests and shall not engage in any business or employment activity that is not on Umpqua's behalf (whether or not pursued for gain or profit) except for (a) activities approved in writing in advance by the Board and
            (b) passive investments that do not involve Officer providing any advice or services to the businesses in which the investments are made.

      5. COMPENSATION. For all services performed under this Agreement, Umpqua agrees to pay the following compensation and benefits:

            5.1 Base Salary. Officer's base salary (the "Base Salary") is the same as Officer's base salary with Humboldt immediately prior to the Effective Date and is subject to increase in Umpqua's sole discretion.

            5.2 Performance Bonus. Officer is entitled to receive an annual performance bonus, which will be targeted at 45% of the Base Salary, provided the performance criteria set forth in Exhibit A hereto are satisfied (the "Performance Bonus"). For the fiscal year in which the Effective Date occurs, Officer will be entitled to (1) any appropriately pro rated bonus due under the HB Agreement for the period ending on the day prior to the Effective Date, and
(2) the Performance Bonus based on the actual Base Salary amount paid by Umpqua to Officer in that fiscal year. If Officer's employment terminates on the third anniversary of the Effective Date, the Performance Bonus for that year will be pro rated.

            5.3 Vacation. Officer is entitled to four (4) weeks vacation per year, to be used in accordance with Umpqua's vacation policy.

            5.4 Club Memberships. Umpqua will pay the cost of a membership in the Sutter Club and of a golf membership in a country club mutually acceptable to Umpqua and Officer in or around Sacramento, California.

            5.5 Other Benefits. Officer is entitled to participate, under the terms of the respective plans, in other benefit plans and perquisites generally available to Umpqua's executive officers, including, but not limited to, an auto allowance of $750 per month.

            5.6 Stock Options. All outstanding stock options granted by Humboldt to Officer prior to the Effective Date (the "Assumed Options") will be assumed by Umpqua pursuant to the Plan of Merger. An option to purchase 27,600 shares of Umpqua common stock (the "New Option") will be granted to Officer on the Effective Date to cover those options referenced in Section 7(c) of the HB Agreement that had not yet been granted as of the Effective Date. The option will be a nonqualified option and will be subject to the terms and conditions of Umpqua's 2003 Stock Incentive Plan and the stock

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option agreement evidencing such grant. The Assumed Options and the New Option will all vest as of the Effective Date. Any other stock options granted to Officer during the term of this Agreement will be subject to immediate vesting upon a Change in Control.

            5.7 Deferred Compensation. Unless the Board in the future offers a deferred compensation plan to its executive officers and except as set forth in this subsection, Officer shall not be entitled to participate in a deferred compensation plan with respect to future compensation. Umpqua will continue to account for any of Officer's deferred compensation prior to and earned as of the Effective Date, as listed on Exhibit C hereto, under the terms of Officer's Deferred Compensation Agreement with Humboldt dated December 18, 2003 (the "HB Deferred Compensation Plan"). Umpqua will continue to account for these interests by assuming all of Humboldt's rights and obligations under the HB Deferred Compensation Plan and preserving the distribution and other relevant features of that plan for so long as Officer has an interest in that plan. Umpqua will transfer such deferred amounts to a "Rabbi Trust" with an independent institutional trustee and under terms and conditions reasonably acceptable to Umpqua and Officer and without any costs to Umpqua. Officer will pay the administrative and other costs incurred in connection with the Rabbi Trust. The funds transferred to the Rabbi Trust will be credited with interest at Umpqua's prime lending rate, plus 1%, as in effect from time to time. The crediting of interest will be made monthly and the interest will compound monthly. Upon Officer's retirement or other termination of employment, the Rabbi Trust funds will no longer be credited with interest at Umpqua's prime lending rate, plus 1%; instead, investment direction of such funds will be granted to Officer or the rate paid on the account will be as mutually agreed. Funds in the Rabbi Trust may be subject to forfeiture as provided in Section 13 of this Agreement. Umpqua agrees to grant its consent to any amendments that are required to be made to the HB Deferred Compensation Plan to give effect to the intention of this Section and Exhibit C, after an opportunity to review any such amendment.

      6. TERMINATION. Officer's employment may be terminated before the expiration of this Agreement as described in this Section, in which event Officer's compensation and benefits shall terminate except as otherwise provided in this Agreement.

            6.1 For Cause. Upon Umpqua's termination of Officer for Cause (as defined in Section 7.1 below) ("Termination For Cause").

            6.2 Without Cause. Upon Umpqua's termination of Officer without Cause, with or without notice, at any time in Umpqua's sole discretion, for any reason other than for Cause or for no reason ("Termination Without Cause"). A Change in Control does not in itself constitute Termination Without Cause.

            6.3 For Good Reason. Upon Officer's termination of the employment for Good Reason (as defined in Section 7.2 below) ("Termination For Good Reason").

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            6.4 Death or Disability. Upon Officer's death or Disability (as defined in Section 7.3 below).

            6.5 Resignation. Upon Officer's voluntary resignation without Good Reason ("Resignation"), written notice of which Officer must give Umpqua at least six (6) months in advance of Resignation.

      7. DEFINITIONS.

            7.1 Cause. For the purposes of this Agreement, "Cause" for Officer's termination will exist upon the occurrence of one or more of the following events:

                  (a) Dishonest or fraudulent conduct by Officer with respect to the performance of Officer's duties with Umpqua;

                  (b) Conduct by Officer that materially discredits Umpqua or any of its subsidiaries or is materially detrimental to the reputation of Umpqua or any of its subsidiaries, including but not limited to conviction or a plea of nolo contendere of Officer of a felony or crime involving moral turpitude;

                  (c) Officer's willful misconduct or gross negligence in
            performance of Officer's duties under this Agreement, including but not limited to Officer's refusal to comply in any material respect with the legal directives of the Board or the Supervisor, if such misconduct or negligence has not been remedied or is not being remedied to the Board's reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the misconduct or negligence, has been delivered by the Board to Officer;

                  (d) An order or directive from a state or federal banking
            regulatory agency requesting or requiring removal of Officer or a finding by any such agency that Officer's performance threatens the safety or soundness of Umpqua or any of its subsidiaries; or

                  (e) Material breach of Officer's fiduciary duties to Umpqua if such breach has not been remedied or is not being remedied to the Board's reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the breach, has been delivered by the Board to Officer.

            7.2 Good Reason. For purposes of this Agreement, "Good Reason" for Officer's resignation of employment will exist upon the occurrence of one or more of the following events, without Officer's consent, if Officer has informed Umpqua in writing of the circumstances described below in this Section 7.2 that could give rise to resignation for Good Reason and Umpqua has not removed the circumstances within thirty (30) days of the written notice:

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                  (a) A reduction of Officer's Base Salary, unless the reduction is in connection with, and commensurate with, reductions in the salaries of all or substantially all executive officers of Umpqua;

                  (b) A material reduction in Executive's title or
            responsibilities;

                  (c) A relocation of Officer's principal office, such that
            Officer's one-way commute distance from the location of his office as of the Effective Date is increased by more than forty (40) miles;

                  (d) Failure of Umpqua's successor to assume and perform this
            Agreement; or

                  (e) Any material breach by Umpqua of this Agreement.

            7.3 Disability. For purposes of this Agreement, "Disability" shall mean that (i) Officer has been unable to perform Officer's duties under this Agreement as a result of Officer's incapacity due to physical or mental illness for at least 90 consecutive calendar days or 150 calendar days during any consecutive 12 month period and (ii) a physician selected by Umpqua and its insurers and acceptable to Officer or Officer's legal representative (with such agreement on acceptability of the physician not to be unreasonably withheld), determines the incapacity to be (a) total and permanent and (b) prohibiting of Officer's ability to perform the essential functions of Officer's position with or without reasonable accommodation.

            7.4 Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred when any of the following events take place:

                  (a) Any person (including any individual or entity), or
            persons acting in concert, become(s) the beneficial owner of voting shares representing fifty percent (50%) or more of Umpqua.

                  (b) A majority of the Board is removed from office by a vote of the Umpqua's shareholders over the recommendation of the Board then serving.

                  (c) Umpqua is a party to a plan of merger or plan of exchange and upon consummation of such plan, the shareholders of Umpqua immediately prior to the transaction do not own or continue to own
            (i) at least forty percent (40%) of the shares of the surviving company (if the then current CEO of Umpqua continues as CEO of the surviving organization), or (ii) at least a majority of the shares of the surviving organization (if the then current CEO of Umpqua does not continue as CEO of the surviving organization).

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      8. PAYMENT UPON TERMINATION. Upon termination of Officer's employment for any of the reasons set forth in Section 6 above, Officer will receive payment for all Base Salary and benefits accrued as of the date of Officer's termination ("Earned Compensation"), which shall be paid by the end of the business day following termination or sooner if required by applicable law.

      9. SEVERANCE BENEFIT. In the event of Termination Without Cause or Termination for Good Reason, in addition to receiving Earned Compensation, Officer will receive a severance benefit equal to nine (9) months Base Salary, based on Officer's Base Salary just prior to termination (the "Severance Benefit"). The Severance Benefit shall be paid in equal installments over the number of months of continued base salary, starting on the next regular payday following termination. Receipt of the Severance Benefit is conditioned on Officer having executed the Separation Agreement in substantially the form attached hereto as Exhibit D and the revocation period having expired without Officer having revoked the Separation Agreement. Receipt and continued receipt of the Severance Benefit is further conditioned on Officer not being in material violation of any material term of this Agreement or in material violation of any material term of the Separation Agreement. Officer shall not be required to mitigate the amount of any payment under this Section (whether by seeking new employment or otherwise) and no such payment shall be reduced by earnings that Officer may receive from any other source.

      10. CHANGE IN CONTROL BENEFIT. After announcement of a proposed Change in Control and for a period continuing for one year following a Change in Control, in the event of Termination Without Cause or Termination for Good Reason, instead of receiving the Severance Benefit set forth in Section 9 above, Officer shall receive 24 months Base Salary, based on Officer's Base Salary just prior to the termination of employment, as well as 200% of the bonus Officer received in the previous year (the aforementioned Base Salary and bonus are collectively referred to as the "Change in Control Benefit"). The Change in Control Benefit shall be paid in equal installments over 24 months, starting on the next regular payday following termination. Receipt of the Change in Control Benefit is conditioned on Officer having executed the Separation Agreement in substantially the form attached hereto as Exhibit D and the revocation period having expired without Officer having revoked the Separation Agreement. Receipt and continued receipt of the Change in Control Benefit is further conditioned on Officer not being in material violation of any material term of this Agreement or in material violation of any material term of the Separation Agreement. Officer shall not be required to mitigate the amount of any payment under this Section (whether by seeking new employment or otherwise) and no such payment shall be reduced by earnings that Officer may receive from any other source.

      11. CHANGE IN CONTROL RETENTION BONUS. If Officer remains employed for 12 months following a Change in Control, in addition to Officer's applicable base salary and bonus during that 12 month period, Officer will receive 12 months Base Salary and 50% of the bonus Officer received in the previous year (the aforementioned Base Salary and bonus are collectively referred to as the "Retention Bonus"). The Retention Bonus shall be paid in equal installments over 12 months, starting on the next regular payday following the first anniversary of the Change in Control. If Officer receives a

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benefit under this Section 11, such benefit shall cease when Officer begins to receive any further benefit under Section 10.

      12. EXECUTIVE SEVERANCE PLAN.

            12.1 In General. Those provisions of this Agreement (including this
Section 12) related to the Severance Benefit set forth in Section 9 and Change in Control Benefit set forth in Section 10 constitute part of the terms of the Umpqua Holdings Corporation Executive Severance Plan (the "Executive Severance Plan") with respect to the Officer, and such terms and the general terms of the Executive Severance Plan established by Umpqua shall comprise the entirety of the Executive Severance Plan as it applies to Officer. Umpqua intends for the Plan to be considered a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act ("ERISA"), and a plan which is unfunded and maintained by the Umpqua solely for the purpose of providing benefits for a select group of management or highly compensated employees within the meaning of ERISA Regulation Section 2520.104-24. A copy of the Executive Severance Plan will be furnished to the Officer upon request.

            12.2 Administration of Executive Severance Plan. Umpqua's Chief Executive Officer and Human Resources Director are each plan administrators (the "Plan Administrator") of the Executive Severance Plan and the Plan Administrator shall have the discretionary authority to administer and construe the terms of the Executive Severance Plan, including the authority to decide if Officer is entitled to the Severance Benefit or Change in Control Benefit and the authority to determine if there is Termination for Cause or Termination for Good Reason.

            12.3 Claims Procedures. Officer may file a claim for a payment under the Executive Severance Plan by filing a written request for such a payment with the Plan Administrator. If the Plan Administrator prescribes a form for such a claim, the claim must be filed on such form. The claim should be sent to the attention of the Plan Administrator of the Executive Severance Plan at the address set forth for Umpqua in Section 19.

      If the Plan Administrator denies the claim, in whole or in part, the Plan Administrator shall notify the Officer within 90 days of the Plan Administrator's receipt of the claim, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time is required, written notice of the extension shall be furnished to Officer prior to the termination of the initial 90-day period. Such extension notice shall indicate the special circumstances and the date by which the Plan Administrator expects to issue a determination with respect to the claim. The period of the extension will not exceed 90 days beyond the termination of the original 90-day period. If the Plan Administrator does not provide written notice, Officer may deem the claim denied and seek review according to the appeals procedures set forth below.

      The notice of denial of Officer's claim shall state:

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      a.    the specific reasons for the denial,

      b. specific references to pertinent provisions of the Executive Severance Plan on which the denial was based;

      c. a description of any additional material or information needed for Officer to perfect Officer's claim and an explanation of why the material or information is needed, and

      d. a statement (1) that the Officer may request a review upon written application to the Plan Administrator, review or receive (free of charge) pertinent Plan documents and records, and submit issues and comments in writing, (2) that any appeal that Officer wishes to make of the adverse determination must be in writing to the Plan Administrator within sixty (60) days after Officer receives notice of denial of benefits, and (3) that Officer may bring a civil action under ERISA Section 502(a) following an adverse benefit determination upon review.

The notice of denial of benefits shall specify that Officer must forward any appeal to the Plan Administrator at the address provided in such notice. The notice may state that failure to appeal the action to the Plan Administrator in writing within the sixty (60) day period will render the determination final, binding and conclusive.

If Officer appeals to the Plan Administrator, Officer may submit in writing whatever issues and comments Officer believes to be pertinent. The Plan Administrator shall reexamine all facts related to the appeal and make a final determination about whether the denial of benefits is justified under the circumstances. The Plan Administrator shall advise Officer in writing of:

      a.    its decision on appeal,

      b.    the specific reasons for the decision,

      c. the specific provisions of the Plan on which the decision is based, and

      d. Officer's right to receive, upon request and free of charge, reasonable access to, and copies of, all relevant documents and records.

Notice of the Plan Administrator's decision shall be given within sixty (60) days of Officer's written request for review, unless additional time is required due to special circumstances. In no event shall the Plan Administrator render a decision on an appeal later than one hundred twenty (120) days after receiving a request for a review. If the Plan Administrator fails to provide a decision with respect to Officer's appeal within the 60 (or, if applicable, 120) day period Officer may deem his or her appeal denied and may pursue the arbitration remedy set forth below.

      In the event that Officer fails to pursue his or her administrative remedies as set forth above within the specified periods, Officer shall have no further right to the benefits subject to

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Officer's claim and agrees by executing this Agreement that he or she shall have no right to pursue such claim in arbitration or in a court of law.

      For purposes of this Claims Procedure under the Executive Severance Plan, Officer may act through a representative authorized in writing to act on his behalf, provided that such authorization is furnished to the Plan Administrator.

      In the event that Umpqua denies Officer's appeal of the denial of his or her claim, in whole or in part, Umpqua and Officer may agree to submit the Plan Administrator's decision to binding arbitration in lieu of Officer's right to pursue Officer's claim in any court of law.

      13. RESIGNATION PAYMENT.

            13.1 Payment due to Resignation or Termination with Cause. If during the one year period beginning on the Effective Date, Officer terminates his employment by Resignation or is terminated for Cause, Officer will forfeit $250,000 of his interest in the HB Deferred Compensation Plan and agrees to instruct the trustee of the Rabbi Trust to transfer such funds to Umpqua.

            13.2 Reasonableness of Termination Payment. Officer acknowledges and agrees that Officer's failure to fulfill the full three-year commitment to Umpqua will deprive it of his unique abilities and experience with Humboldt. The parties agree that the actual monetary damage to Umpqua that is likely to result due to Termination is difficult to predict; however, the parties agree that the amount of damage that would result will likely be most significant in the first year of employment because Umpqua will not have had time to familiarize itself with the California Region's employees and customers and integrate the California Region's operations into existing Umpqua operations. The parties, therefore, agree that the forfeiture amount set forth in Section 13.1 above is reasonable and not a penalty in light of the aforementioned considerations and the difficulties of proof of the actual damages that would be incurred by Umpqua.

      14. CONFIDENTIAL INFORMATION. The parties acknowledge that in the course of Officer's duties, Officer will have access to and become familiar with certain proprietary and confidential information of Umpqua and its subsidiaries not known by its actual or potential competitors. Officer acknowledges that such information constitutes valuable, special, and unique assets of Umpqua's business, even though such information may not be of a technical nature and may not be protected under trade secret or related laws. Officer agrees to hold in a fiduciary capacity and not use for Officer's benefit, nor reveal, communicate, or divulge during the period of Officer's employment with Umpqua or at any time thereafter, and in any manner whatsoever, any such data and confidential information of any kind, nature, or description concerning any matters affecting or relating to Umpqua's business, its customers, or its services, including information developed by Employee, alone or with others, or entrusted to Umpqua by its customers or others, to any person, firm, entity, or company other than Umpqua or persons, firms, entities, or companies designated by Umpqua. Officer agrees that all memoranda, notes, records, papers, customer files, and other documents,

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and all copies thereof relating to Umpqua's operations or business, or matters related to any of Umpqua's customers, some of which may be prepared by Officer, and all objects associated therewith in any way obtained by Officer, shall be Umpqua's property ("Umpqua Property"). Upon termination or at Umpqua's request, Officer shall promptly return all the Umpqua Property to Umpqua.

      15. DISPUTE RESOLUTION. Except where such matters are deemed governed by ERISA and are subject to Section 12 above, the parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Portland, Oregon. This includes not only disputes about the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator in accordance with the then-existing rules of arbitration procedure of Multnomah County Circuit Court, except that there shall be no right of de novo review in court and the arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The proceeding will be commenced by the filing of a civil complaint in Multnomah County Circuit Court and a simultaneous request for transfer to arbitration. The parties expressly agree that they may choose an arbitrator who is not on the list provided by the Multnomah County Circuit Court Arbitration Department, but if they are unable to agree upon the single arbitrator within ten days of receipt of the Arbitration Department list, they will ask the Arbitration Department to make the selection for them. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for costs and expenses in accordance with Section 17.9 of this Agreement. The arbitrator's award may be reduced to final judgment in Multnomah County Circuit Court. The complaining party shall bear the arbitration expenses and may seek their recovery if it prevails. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding.

      16. NOTICES. All notices, requests, demands, and other communications provided for by this Agreement will be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express), or three (3) business days after being deposited in the U.S. mail as certified mail, return receipt requested, with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

              To Umpqua:  Umpqua Holdings Corporation
                          200 SW Market Street
                          Suite 1900
                          Portland, Oregon 97201
                          Attention: Raymond P. Davis, Chief Executive Officer

              To Officer: Robert Daugherty
                          9320 Los Lagos Circle South
                          Granite Bay, CA 95746

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      17. GENERAL PROVISIONS.

            17.1 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by federal ERISA, as it relates to the Severance Benefit and Change in Control Benefit as discussed in Section 12 above, and otherwise by the laws of the State of Oregon.

            17.2 Saving Provision. If any part of this Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

            17.3 Survival Provision. The confidential information and dispute resolution provisions of this Agreement shall survive after termination of this Agreement, and shall be enforceable regardless of any claim Employee may have against Umpqua. Also, if any benefits provided in Sections 9, 10, or 11 of this Agreement are still owed, or claims pursuant to Section 12, 13, or 14 are still pending, at the time of termination of this Agreement, this Agreement shall continue in force, with respect to those obligations or claims, until such benefits are paid in full or claims are resolved in full.

            17.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

            17.5 Entire Agreement. This Agreement constitutes the sole agreement of the parties regarding Officer's benefits in the event of termination or Change in Control and together with Umpqua's employee handbook governs the terms of Officer's employment. Where there is a conflict between the employee handbook and this Agreement, the terms of this Agreement shall govern.

            17.6 Previous Agreements. This Agreement replaces in its entirety the HB Agreement and supersedes all prior oral and written agreements between the Officer and Umpqua, or any affiliates or representatives of Umpqua regarding the subject matters set forth herein.

            17.7 Waiver. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach.

            17.8 Assignment. Officer shall not assign or transfer any of Officer's rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of its duties under the terms of

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

this Agreement. The rights and obligations of Umpqua under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Umpqua, regardless of the manner in which the successors or assigns succeed to the interests or assets of Umpqua. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Umpqua, by any merger, consolidation or acquisition where Umpqua is not the surviving corporation, by any transfer of all or substantially all of Umpqua's assets, or by any other change in Umpqua's structure or the manner in which Umpqua's business or assets are held. Officer's employment shall not be deemed terminated upon the occurrence of one of the foregoing events. In the event of any merger, consolidation or transfer of assets, this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation to which the assets are transferred.

            17.9 Attorneys' Fees. If either party institutes a proceeding to enforce its rights under, or to recover damages for breach of, this Agreement, the prevailing party shall be awarded all costs and expenses of the proceeding, including, but not limited to, attorneys' fees, filing and service fees, witness fees, and arbitrator's fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the "prevailing party" and the amount of costs and expenses to be awarded under this paragraph.

      18. ADVICE OF COUNSEL. OFFICER ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, OFFICER HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

                           UMPQUA HOLDINGS CORPORATION

                           By:
                               _________________________________________________
                               Raymond P. Davis, Chief Executive Officer

                           OFFICER

                               _________________________________________________
                               Robert M. Daugherty

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

                        EXHIBIT A - EMPLOYMENT AGREEMENT

                           PERFORMANCE BONUS CRITERIA

Officer shall be entitled to the Performance Bonus if the following criteria are met for the given fiscal year by the Umpqua bank branches in California excluding any branch acquisitions after the Effective Date (the "California Region"):

2004

- -     Net Income. Pre-Tax Net Income from the California Region for the period from January 1, 2004 to December 31, 2004 equals $1.06 per share (excluding impact of merger-related expenses) on Humboldt's fully diluted shares outstanding as of the Effective Date.

- -     Integration/Synergy. Accomplishment of the following integration/synergy goals by December 31, 2004:

         [To be determined by Umpqua and Officer prior to the Effective Date].

- -     Growth. Accomplishment by the California Region of the following growth goals for the period of January 1, 2004 (based on pro forma inclusion of Feather River) to December 31, 2004.

            Increase in Core Deposits by 8%

            Increase in loans by 10%

Subsequent Years

Performance Bonus criteria for 2005, 2006, and 2007 to be determined by Umpqua and Officer by January 1 of the respective year.

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

                        EXHIBIT B - EMPLOYMENT AGREEMENT

                             CHANGE IN CONTROL BONUS

1. Special Incentive Bonus. Special Incentive Bonus as set forth in Section 7(b)(ii)(2) and (3) of the HB Agreement, provided the requisite stock price targets are satisfied. Such amount, if any, will be deferred in accordance with
Section 5.7 of this Agreement.

2. Accelerated Option Granting. Accelerated grant of options scheduled to be granted January 1, 2005 under Section 7(c) of the HB Agreement. Such grant will be made by Umpqua in accordance with Section 5.6 of this Agreement.

3. Accelerated Vesting of Options. Full vesting of all unvested equity-based compensation, including but not limited to those stock options in item 2 above, as required by Section 14(b)(i)(4) of the HB Agreement and as provided in
Section 5.6 of this Agreement.

4. Change in Control Benefit. Change in Control payment calculated in accordance with Section 14(b)(i)(1) of the HB Agreement. Such amount will be deferred under the HB Deferred Compensation Plan in accordance with Section 5.7 of this Agreement.

5. Incentive Compensation. Earned but unpaid incentive compensation awarded as set forth in Section 7(b)(i) and 14(b)(2) of the HB Agreement, in accordance with Section 5.2 of this Agreement. Such amount will be deferred under the HB Deferred Compensation Plan.

6. Reimbursements. Reimbursement of expenses not yet reimbursed by Humboldt as of the Effective Date, receipts for which have been provided to Umpqua no later 30 days after the Effective Date.

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

                        EXHIBIT C - EMPLOYMENT AGREEMENT

                         DEFERRED COMPENSATION INTERESTS

The following amounts shall be deposited by Umpqua as of the Effective Date in the Rabbi Trust referenced in Section 5.7 of the Agreement and maintained in connection with the HB Deferred Compensation Plan.

1. Special Incentive Bonus amount under Section 7(b)(ii)(2) of the HB Agreement, provided the requisite stock price target is satisfied.

            Total possible amount: $100,000

2. Special Incentive Bonus amount under Section 7(b)(ii)(3) of the HB Agreement, provided the requisite stock price target is satisfied.

            Total possible amount: $100,000

3. Change in Control bonus under Section 14(b)(i)(1) of the HB Agreement.

            Total amount of $901,084.

4. Earned but unpaid incentive compensation awarded as set forth in Section 7(b)(i) and Section 14(b)(2) of the HB Agreement, in accordance with Section 5.2 of this Agreement.

5. Previously deferred amounts under the HB Deferred Compensation Plan.

            Total of $173,306 deferred as of March 10, 2004, which is as of that date at $175,000.

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

                        EXHIBIT D - EMPLOYMENT AGREEMENT

              EMPLOYMENT SEPARATION AGREEMENT AND RELEASE OF CLAIMS

      This is a confidential agreement between you, Robert Daugherty, and us, Umpqua Holdings Corporation. This agreement is dated for reference purposes _____________, 20___, which is the date we delivered this agreement to you for your consideration. For purposes of this Agreement Umpqua Holdings Corporation together with each of its subsidiaries or affiliates is referred to as "Umpqua."

      1. TERMINATION OF EMPLOYMENT. Your employment terminates [or was terminated] on _______________, 20___ (the "Separation Date").

      2. PAYMENTS. In exchange for your agreeing to the release of claims and other terms in this agreement, we will pay you the Severance Benefit specified in Section 9 or Section 10, as appropriate, of the Employment Agreement between you and Umpqua Holdings Corporation dated March 13, 2004 (the "Employment Agreement"). You acknowledge that we are not obligated to make these payments to you unless you agree to comply with the terms of this agreement.

      3. COBRA CONTINUATION COVERAGE. Your normal employee participation in Umpqua's group health coverage will terminate on the Separation Date. Continuation of group health coverage thereafter will be made available to you and your dependents pursuant to federal law (COBRA). As long as you timely elect COBRA continuation coverage, Umpqua will waive the requirement that you pay for the cost of continuation coverage through the Separation Date. Continuation of group health coverage thereafter is entirely at your expense, as provided under COBRA.

      4. TERMINATION OF BENEFITS. Except as provided in paragraph 3 above, your participation in all employee benefit plans and programs ended on the Separation Date. Your rights under any pension benefit or other plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

      5. FULL PAYMENT. You acknowledge having received full payment of all compensation of any kind (including wages, salary, vacation, sick leave, commissions, bonuses and incentive compensation) that you earned as a result of your employment by us.

      6. NO FURTHER COMPENSATION. Any and all agreements to pay you bonuses or other incentive compensation are terminated. You understand and agree that you have no right to receive any further payments for bonuses or other incentive compensation. We owe no further compensation or benefits of any kind, except as described above.

      7. RELEASE OF CLAIMS.

      (a) You hereby release (i) Umpqua and its subsidiaries, affiliates, and benefit plans, (ii) each of Umpqua's past and present shareholders, officers, directors, agents, employees, representatives, administrators, fiduciaries and attorneys, and (iii) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the date you signed this agreement.

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

      (b) The claims you are releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of employment agreements, representations or policies related to your employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination or harassment or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims of failure to assist you in applying for future position openings, claims of failure to hire you for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys' fees or costs, and any other claims that are based on any legal obligations that arise out of or are related to your employment relationship with us.

      (c) You specifically waive any rights or claims that you may have under the California Labor Code, the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993
(FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), and all similar federal, state and local laws.

      (d) You agree not to seek any personal recovery (of money damages, injunctive relief or otherwise) for the claims you are releasing in this agreement, either through any complaint to any governmental agency or otherwise. You agree never to start any lawsuit or arbitration asserting any of the claims you are releasing in this agreement. You represent and warrant that you have not initiated any complaint, charge, lawsuit or arbitration involving any of the claims you are releasing in this agreement. You agree not to apply for future employment with Umpqua and that Umpqua has no obligation to consider you for future employment.

      (e) You represent and warrant that you have all necessary authority to enter into this agreement (including, if you are married, on behalf of your marital community) and that you have not transferred any interest in any claims to your spouse or to any third party.

      (f) This agreement does not affect your rights, if any, to receive pension plan benefits, medical plan benefits, unemployment compensation benefits or workers' compensation benefits. This agreement also does not affect your rights, if any, under agreements, bylaw provisions, insurance or otherwise, to be indemnified, defended or held harmless in connection with claims that may be asserted against you by third parties.

      (g) You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this agreement, you may learn information that might have affected your decision to enter into this agreement. You assume this risk and all other risks of any mistake in entering into this agreement. You agree that this release is fairly and knowingly made.

      (h) You are giving up all rights and claims of any kind, known or unknown, except for the rights specifically given to you in this agreement.

      8. NO ADMISSION OF LIABILITY. Neither this agreement nor the payments made under this agreement are an admission of liability or wrongdoing by Umpqua.

      9. UMPQUA MATERIALS. You represent and warrant that you have, or no later than the Separation Date will have, returned all keys, credit cards, documents and other materials that belong to us.

      10. NONDISCLOSURE AGREEMENT. You will comply with the covenant regarding confidential information in Section 13 of the Employment Agreement.

      11. NO DISPARAGEMENT. You may not disparage Umpqua or Umpqua's business or products, and may not encourage any third parties to sue Umpqua.

      12. COOPERATION REGARDING OTHER CLAIMS. If any claim is asserted by or against Umpqua as to which you have relevant knowledge, you will reasonably cooperate with us in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by us.

      13. NO INTERFERENCE. You will not, apart from good faith competition, interfere with Umpqua's relationships with customers, employees, vendors, or others.

      14. INDEPENDENT LEGAL COUNSEL. You are advised and encouraged to consult with an attorney before signing this agreement. You acknowledge that you have had an adequate opportunity to do so.

      15. CONSIDERATION PERIOD. You have 21 days from the date this agreement is given to you to consider this agreement before signing it. You may use as much or as little of this 21-day period as you wish before signing. If you do not sign and return this agreement within this 21-day period, you will not be eligible to receive the benefits described in this agreement.

      16. REVOCATION PERIOD AND EFFECTIVE DATE. You have 7 calendar days after signing this agreement to revoke it. To revoke this agreement after signing it, you must deliver a written notice of revocation to Umpqua's President before the 7-day period expires. This agreement shall not become effective until the 8th calendar day after you sign it. If you revoke this agreement it will not become effective or enforceable and you will not be entitled to the benefits described in this agreement.

      17. GOVERNING LAW. This agreement is governed by the laws of the State of Oregon that apply to contracts executed and to be performed entirely within the State of Oregon.

      18. DISPUTE RESOLUTION. Except where such matters are deemed governed by ERISA and are subject to Section 7 above, the parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Portland, Oregon. This includes not only disputes about the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator in accordance with the then-existing rules of arbitration procedure of Multnomah County Circuit Court, except that there shall be no right of de novo review in court and the arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The proceeding will be commenced by the filing of a civil complaint in Multnomah County Circuit Court and a simultaneous request for transfer to arbitration. The parties expressly agree that they may choose an arbitrator who is not on the list provided by the Multnomah County Circuit Court Arbitration Department, but if they are unable to agree upon the single arbitrator within ten days of receipt of the Arbitration Department list, they will ask the Arbitration Department to make the selection for them. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for costs and expenses in accordance with Section 19 of this Agreement. The arbitrator's award may be reduced to final judgment in Multnomah County Circuit Court. The complaining party shall bear the arbitration expenses and may seek their recovery if it prevails. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding.

      19. ATTORNEYS' FEES. If either party institutes a proceeding to enforce its rights under, or to recover damages for breach of, this agreement, the prevailing party shall be awarded all costs and expenses of the proceeding, including, but not limited to, attorneys' fees, filing and service fees, witness fees, and arbitrator's fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the "prevailing party" and the amount of costs and expenses to be awarded under this paragraph.

      20. FINAL AND COMPLETE AGREEMENT. This agreement is the final and complete expression of all agreements between us on all subjects and supersedes and replaces all prior discussions, representations, agreements, policies and practices. You acknowledge you are not signing this agreement relying on anything not set out herein.

UMPQUA HOLDINGS CORPORATION

By: ____________________________________
Ray Davis, Chief Executive Officer

I, THE UNDERSIGNED, HAVING BEEN ADVISED TO CONSULT WITH AN ATTORNEY, HEREBY AGREE TO BE BOUND BY THIS AGREEMENT AND CONFIRM THAT I HAVE READ AND UNDERSTOOD EACH PART OF IT.

_________________________________________
Robert Daugherty
_________________________________________
Date

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